UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  February 8, 2008

AVI BioPharma, Inc.

(Exact name of Company as specified in its charter)

Oregon	0-22613	93-0797222
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

One S.W. Columbia, Suite 1105

Portland, OR 97258

(Address of principal executive offices)

(503) 227-0554

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 11, 2008, AVI BioPharma, Inc. (the “Company”) announced that its Board of Directors had appointed Leslie Hudson, Ph.D. as the Company’s Chief Executive Officer, effective as of February 8, 2008.  As of that date, Dr. Hudson assumed the responsibilities of the Company’s Chief Executive Officer from K. Michael Forrest, who had served as the Company’s interim Chief Executive Officer since March 2007, pending the appointment of a new chief executive officer for the Company.  Effective with Dr. Hudson’s appointment as the Company’s Chief Executive Officer, Mr. Forrest ceased to serve as an officer of the Company.  Mr. Forrest will continue as a member of the Board of Directors.  Also effective February 8, 2008, Dr. Hudson was appointed as a member of the Company’s Board of Directors. The information contained in the Company’s press release dated February 11, 2008 in connection with the announcement is included as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Dr. Hudson, who is 61 years old, served as the interim President and Chief Executive Officer of Nabi Biopharmaceuticals from February 2007 to January 2008. Dr. Hudson served as Chief Executive Officer and President of DOV Pharmaceutical, Inc., a biopharmaceutical company, from June 2005 to July 2006 and served as Vice Provost for Strategic Initiatives at the University of Pennsylvania from 2003 to June 2005. From 1995 to 2003 he served in several positions at Pharmacia Corp., including senior vice president of research & exploratory development, senior vice president of emerging technology & commercial development and general manager & group vice president of ophthalmology. From 1988 to 1994, he worked at GlaxoWellcome (now GlaxoSmithKline plc) in several senior research positions including vice president for discovery research. Dr. Hudson serves on the boards of directors of Nabi Biopharmaceuticals and Hooper Holmes, Inc.

Employment Agreement

Effective February 8, 2008, the Company and Dr. Hudson entered into an Employment Agreement (the “Employment Agreement”) providing for Dr. Hudson’s at will employment by the Company.  Under the terms of the Employment Agreement, Dr. Hudson is entitled to an initial annual salary of $480,000, which amount is subject to review for potential increase, but not decrease, on an annual basis.  In addition to his base salary, Dr. Hudson is entitled to an annual bonus based upon the Company’s and Dr. Hudson’s achievement of performance objectives established by the Company’s Board of Directors, with the target bonus level being equal to 60% of Dr. Hudson’s base salary.  The Employment Agreement further provides that Dr. Hudson will be renominated to the Board of Directors each time his term would otherwise expire.

On that same date, in connection with his employment as the Company’s Chief Executive Officer, the Company granted to Dr. Hudson options to purchase 667,000 shares of the Company’s common stock under the Company’s 2002 Equity Incentive Plan, with an exercise price equal to the fair market value of the Company’s common stock on February 8, 2008, which was $1.09 per share.  Subject to certain exceptions, the options vest in equal annual installments over a period of four years.  In addition, on that same date the Company granted to Dr. Hudson 333,000 shares of the Company’s common stock.  A portion of the shares of common stock are subject to forfeiture, with 100,000 shares vesting on February 8, 2008 and 233,000 shares vesting in equal annual installments over four years commencing on February 8, 2008.  The Company is also required to reimburse Dr. Hudson for all expenses reasonably incurred by him in discharging his duties for the Company.

In addition to the compensation described above, Dr. Hudson is entitled to receive (i) health care benefits for him and his spouse, (ii) reimbursement of up to $25,000 in legal fees incurred by Dr. Hudson in connection with the negotiation of the Employment Agreement, (iii) a monthly living allowance of $4,500 for a period of twelve months, subject to extension in certain circumstances, (iv) a car allowance of $1,000 per month, (v) reimbursement of moving expenses and reasonable and customary costs of selling a residence in Princeton, New Jersey, as well as two round-trip economy fare airplane tickets for relocation purposes for each of Dr. Hudson and his spouse, (vi) during the first year of employment, reimbursement for up to four round trip economy airplane tickets per month for travel actually incurred between Portland, Oregon and Bend, Oregon, (vii) four weeks of paid vacation per year, as well as paid holidays generally available to senior executives, (viii) $9,500 per year for reasonable expenses incurred in connection with Dr. Hudson’s federal and state income tax returns and investment advice, and (ix) subject to eligibility requirements, participation in benefits and programs generally available to all employees or executives.  Further, the Company is required to provide Dr. Hudson with the Company’s standard directors and officers insurance policy, and indemnify and hold Dr. Hudson harmless from liability arising out of his services to the fullest extent permitted by Oregon law.  The Employment Agreement further provides that Dr. Hudson is entitled to receive certain tax gross-up payments.

The Employment Agreement provides that, for a period of two years following Dr. Hudson’s termination of employment with the Company, Dr. Hudson may not engage in certain activities in competition with the Company’s business activities, to the extent those competitive activities relate to five competitors specified by the Company prior to Dr. Hudson’s termination.  Dr. Hudson is further prohibited, for a period of two years following termination of employment with the Company, from recruiting, hiring, or assisting a third party in hiring any person then employed by the Company.

During the first year of employment, the Employment Agreement provides that Dr. Hudson may voluntarily terminate his employment with the Company, with or without “Good Reason” (as defined in the Employment Agreement), upon 90 days’ written notice to the Company.  Thereafter, written notice will be reduced to not less than 30 days.  The Company may terminate Dr. Hudson’s employment without “Cause” (as defined in the Employment Agreement) and other than in connection with a “Change in Control” (as defined in the Employment Agreement) upon 30 days’ written notice.  Dr. Hudson’s employment is terminated upon death, disability, or upon the effective date of a notice sent by the Company to Dr. Hudson terminating him for Cause.

Payments Upon Termination

Upon Dr. Hudson’s voluntary termination of employment (other than with Good Reason) or termination of his employment for Cause, the Company must pay to him all base compensation, unpaid reimbursements, gross-up payments, and other unpaid expenses due through the effective date of termination, and any unused vacation accrued according to the Company’s policies. However, Dr. Hudson would not be entitled to any other compensation, including the right to receive any bonus relating to the year in which such termination is effective.

Upon Dr. Hudson’s death or “Disability” (as defined in the Employment Agreement), the Company must pay to his estate all base compensation, earned but unpaid bonuses, unpaid reimbursements, gross-up payments and other unpaid expenses due at the date of death, plus a continuation of base compensation and benefits at the rate set forth in the Employment Agreement for six months following the end of the month in which the death occurs.  Dr. Hudson’s estate will also have six months to exercise all vested stock options.

Upon termination of Dr. Hudson’s employment by the Company without Cause or by Dr. Hudson for Good Reason where no Change of Control has occurred, the Company is required to pay to Dr. Hudson (i) all base compensation and earned but unpaid bonuses, and unpaid reimbursements, gross-up payments and other unpaid expenses due at the effective date of termination, (ii) the sum of (x) two years of base compensation, (y) two years of bonus compensation based on the average of the past two years’ bonuses actually paid or, if only one year’s bonus has been paid, such bonus, or if no bonus has been paid, 50% of the target bonus for the current year, and (z) two times the then current annual cost of health benefits.  If termination occurs before February 8, 2010, fifty percent of unvested options and fifty percent of unvested shares of common stock granted pursuant to the Employment Agreement will immediately become fully vested and exercisable.  If termination occurs on or after February 8, 2010, all unvested options and all shares of common stock will immediately become fully vested and exercisable.  The exercise period of all vested options granted to Dr. Hudson pursuant to the Company’s 2002 Equity Incentive Plan will be the earlier of their original expiration date or six months from the effective date of termination.

Upon a termination of Dr. Hudson’s employment by the Company without Cause or by Dr. Hudson for Good Reason that occurs within twelve months of a Change of Control, the Company is required to pay to Dr. Hudson (i) all base compensation, earned but unpaid bonuses, and unpaid reimbursements, gross-up payments and other unpaid expenses due at the effective date of termination, (ii) the sum of (x) two years of base compensation, (y) two times the target annual bonus at the effective time of termination, and (z) two times the then current annual cost of health benefits, car allowance, expenses incurred in connection with tax preparation and investment advice, and continued

participation in benefits available to other senior executives generally, as well as the amount of remaining living allowance payments.  In addition, all unvested options and all shares of common stock granted pursuant to the Employment Agreement would immediately become fully vested and exercisable and all options exercisable for a period of the earlier of their original expiration date or six months from the effective day of termination.

This description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, which the Company intends to file as an exhibit to its quarterly report on Form 10-Q for the quarterly period ending March 31, 2008.

Item 9.01               Financial Statements and Exhibits.

(d)       Exhibits

The following exhibits are filed herewith:

99.1         Press Release dated February 11, 2008.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on February 13, 2008.

AVI BioPharma, Inc.

By:	/s/ ALAN P. TIMMINS

Alan P. Timmins
President and Chief Operating Officer (Principal Operating Officer)

Exhibit Index

Exhibit	Description

Exhibit 99.1	Press Release dated February 11, 2008.